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                                                                 EXHIBIT 99.b10


                [VEDDER, PRICE, KAUFMAN & KAMMHOLZ LETTERHEAD]


                                               NOVEMBER 19, 1996


Cash Equivalent Fund
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

        Reference is made to Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Cash Equivalent Fund (the "Fund") in connection with the proposed public offering of units of beneficial interest, no par value ("Shares"), in the Money Market Portfolio, the Government Securities Portfolio and the Tax-Exempt Portfolio (the "Portfolios").

        We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

        Based upon the foregoing and upon the opinions dated September 28, 1988 and September 25, 1985 by Ropes & Gray of Boston, Massachusetts, and assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated September 27, 1985, as amended August 1, 1988, and the By-Laws of the Fund adopted October 10, 1985 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on October 10, 1985 and July 26, 1988 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a duly authorized and validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) upon the issuance of the Shares in accordance with the Fund's Amended and Restated Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, the Shares will be legally issued and


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[VEDDER PRICE LOGO]


outstanding, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances described in the opinion from Ropes & Gray).


        This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.




                                        Very truly yours,


                                        /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ



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